Exhibit 99.1

REGENERX BIOPHARMACEUTICALS, INC. UPDATES

CLINICAL TRIALS PROGRAM

BETHESDA, MD – July 31, 2007 – RegeneRx Biopharmaceuticals, Inc. (AMEX: RGN), is holding a conference call today at 4:30 p.m. Eastern Time to provide investors with an update on the status of its clinical trials and research and development programs.

RegeneRx is currently sponsoring five clinical trials to evaluate thymosin beta (Tb4), the company’s multi-faceted drug candidate. The three ongoing Phase 2 studies are randomized, double-blinded, placebo-controlled dermal wound healing clinical trials, one of which is being conducted by RegeneRx’s partner and European licensee, Sigma-Tau. The two newer studies, scheduled to begin this quarter, include a Phase 2 ophthalmic wound healing trial in diabetic patients, and a Phase 1A safety trial for an intravenous (IV) route of administration of Tb4 being conducted in preparation for a Phase 2 trial in patients suffering acute myocardial infarction (heart attack).

The Company has revised its clinical trials timeline. Patient accrual has accelerated since the Company: (i) replaced the original CRO managing the two U.S. dermal trials, (ii) added additional clinical sites, and (iii) amended the clinical protocols to adjust the inclusion and exclusion criteria to be able to accept more patients in each of the three dermal trials; however, enrollment target dates have been pushed forward. The revised enrollment timeline is primarily a result of competition for patients and the rigorous criteria for patient enrollment necessary to adequately evaluate safety and efficacy. In the case of the Company’s orphan indication, Epidermolysis Bullosa (EB), enrollment has been impacted by low disease prevalence and the difficulty of attracting patients, who are typically of school-age, often requiring substantial travel time for families and/or time away from employment and school.

The following are the Company’s revised targeted enrollment timelines for its clinical trials:

•	Phase 2 pressure ulcer trial: enrollment completion target - fourth quarter 2007 or first quarter 2008.

•	Phase 2 venous stasis ulcer trial: enrollment completion target - first quarter 2008.

•	Phase 2 Epidermolysis Bullosa trial: enrollment completion target - first half 2009.

•	Phase 2 ophthalmic diabetic vitrectomy trial: initiate third quarter 2007, enrollment completion by second quarter 2008.

•	Phase 1A intravenous trial (in preparation for cardiovascular trials): initiate third quarter 2007, enrollment and treatment completion fourth quarter 2007.

In the pressure ulcer and venous stasis ulcer trials, patients are treated up to 84 days, or shorter if their ulcers heal; and up to 56 days in the EB trial, or shorter if their lesions heal. In the ophthalmic trial, patients are treated up to 14 days, and in the Phase 1A trial healthy volunteers are given an IV dose and evaluated for 24 hours. In all five trials statistical analyses and final reports follow shortly thereafter.

The Company had approximately $12 million cash at June 30, 2007, which is above its original target of $11 million. RegeneRx continues to spend approximately $3 million per quarter. Based on its expected expense level, the Company believes its cash resources should support operations into the second quarter of 2008.

“We continually strive to improve patient enrollment and work to ensure that every clinical trial is conducted according to the highest possible standards. While a number of factors have affected patient accrual, most of which are outside our control, none involve safety or efficacy issues. Our priority is to complete each trial as expeditiously as possible. Successful completion of our research and clinical programs is the key to increasing shareholder value,” said J.J. Finkelstein, president and chief executive officer.

Conference Call Details

RegeneRx will hold a conference call today, Tuesday, July 31, 2007 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to provide an update on its clinical trials program and other related information. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 800-565-5442. To participate on the webcast, log on to the Company’s website at www.regenerx.com or www.viavid.net 15 minutes before the call to download the necessary software.

For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on July 31, 2007 through August 7, 2007. To access the replay, dial 888-203-1112 and request reservation number 4195229. A replay of the call will also be available at www.regenerx.com or www.viavid.net for 30 days.

About RegeneRx Biopharmaceuticals, Inc.

RegeneRx is focused on the discovery and development of novel molecules to accelerate tissue and organ repair. Currently, RegeneRx is developing Tb4, a 43 amino acid peptide, in part, under an exclusive world-wide license from the National Institutes of Health. Preliminary research suggests that Tb4 may prove efficacious for multiple indications; therefore, RegeneRx is developing Tb4 as the cornerstone of its therapeutic platform. The technology platform has many potential applications in both the pharmaceutical and consumer products sectors. RegeneRx holds nearly 60 world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, cardiac and neurological injuries, septic shock and several consumer product areas. RegeneRx is currently sponsoring three Phase 2 chronic dermal wound healing clinical trials, a Phase 2 ophthalmic trial, and a Phase 1A cardiovascular clinical trial as part of its ongoing clinical development program.

The RegeneRx Technology Platform

Tb4 is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class drug candidate that promotes endothelial cell differentiation, angiogenesis in dermal tissues, keratinocyte migration, collagen deposition, and down-regulates inflammation. One of Tb4’s key mechanisms of action is its ability to regulate the cell-building protein, actin, a vital component of cell structure and movement. Of the thousands of proteins in cells, actin represents up to 10% of the total protein and, thus, plays a major role in the physiology of the cell. RegeneRx has identified several molecular variations of Tb4 that may affect the aging of skin, among other properties, and could be important candidates as active ingredients in pharmaceutical and consumer products. Researchers at the National Institutes of Health, and at other academic institutions throughout the U.S., have published numerous scientific articles indicating that Tb4 is effective in accelerating dermal and corneal wound healing in several animal models, under a variety of conditions. In two articles published in the scientific journal, Nature, researchers found that Tb4 protects heart tissue following a myocardial infarction and can regenerate coronary vessels in laboratory animals. Abstracts of scientific papers related to Tb4’s mechanisms of action may be viewed at RegeneRx’s web page: www.regenerx.com.

Safe Harbor Statement

The information in this press release may include certain forward-looking statements, including without limitation statements such as “believe,” “estimate,” “expect,” and “target,” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the ongoing and prospective development of Tb4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-K. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

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